EXHIBIT 10.71H

PIONEER NATURAL RESOURCES COMPANY SECOND AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

This Second Amended and Restated Change in Control Agreement (“Agreement”) is entered into, as of November 16, 2023, among Pioneer Natural Resources Company, a Delaware corporation (“Parent”), Pioneer Natural Resources USA, Inc., a Delaware corporation that is a wholly-owned subsidiary of Parent (“Employer”), and [________] (“Employee”). As henceforth used in this Agreement, the term “Company” shall be deemed to include Parent and its direct or indirect majority-owned subsidiaries.
Recitals

Parent and Employer acknowledge that Employee possesses skills and knowledge instrumental to the successful conduct of the Company’s business. Parent and Employer are willing to enter into this Agreement with Employee in order to better ensure themselves of access to the continued services of Employee both before and after a Change in Control.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.Term. The term of this Agreement shall commence on the date indicated above (the “Effective Date”) and end on September 30, 2024. Thereafter, on the date on which the term of this Agreement (as it may be extended from time to time under this paragraph 1) would otherwise expire, so long as Employee is still an employee of the Company on such date, such term will be automatically extended for 12 months, unless Parent shall have provided written notice to Employee at least six months before the date that the term would otherwise expire that it does not want the term to be extended. Parent may deliver a conditional notice of non-renewal that will be effective only if Employee does not agree, within the time period specified by Parent, to any amendment or modification of this Agreement that Parent shall request be executed as a condition to allowing the term hereof to be extended. Notwithstanding the foregoing, and regardless of whether Parent has theretofore delivered a notice of non-renewal and/or sought agreement from Employee to amendments to this Agreement, if a Potential Change in Control or a Change in Control occurs during the term hereof, the term of this Agreement shall be automatically extended to the second anniversary of the date on which the Change in Control occurs (the “Change in Control Date”); provided, however, that if no Change in Control has occurred prior to the first anniversary of the occurrence of a Potential Change in Control and the Board of Directors of Parent (the “Board”), acting in good faith, thereafter adopts a resolution that such Potential Change in Control will not result in the occurrence of a Change in Control, the term of this Agreement shall expire on a date specified by the Board not earlier than the first anniversary of the adoption of such resolution (unless otherwise extended pursuant to the second sentence of this paragraph 1); provided, further, however, that if the Change in Control is triggered as a result of the ExxonMobil Merger and Parent Successor does not provide Employee notice of Employee’s future position and city of job location on or prior to the 18-month anniversary of the Change in Control, then the term of this Agreement shall be automatically extended to the six-month anniversary of the date that Parent Successor provides such notice to Employee. Furthermore, if the Change in Control is triggered as a result of the ExxonMobil Merger, the terms of this Agreement relating to treatment of awards granted to Employee under Parent’s LTIP, including pursuant to paragraphs 5(d)(5) and 5(d)(6)(iii) below shall not apply to any such awards granted after October 10, 2023, and instead, the treatment of such awards shall be governed by the applicable award agreements relating thereto.

2. Operation of Agreement. Except as expressly provided below, no benefits shall be payable under this Agreement if Employee is not employed by the Company on the Change in Control Date. Notwithstanding anything else contained herein to the contrary, if Employee’s employment is terminated (a) by the Company and such termination is not a Termination for Cause and (b) after the occurrence of a Potential Change in Control but prior to a Change in Control and a Change in Control occurs within 12 months after such termination, Employee shall be deemed, solely for purposes of determining Employee’s rights under this Agreement, to have remained employed until the Change in Control Date and to have been terminated by the Company immediately thereafter in a manner and under circumstances that would not constitute a Termination for Cause; provided, however, that, in such case, the Separation Payment payable hereunder shall be reduced by the amount of any other cash severance benefits and continued group health plan benefits theretofore paid or provided to Employee in connection with such termination. If Employee is still an employee of the Company on the Change in Control Date, or Employee is deemed, for purposes of this Agreement, to continue to be in the employ of the Company until the Change in Control Date pursuant to the immediately preceding sentence, upon the occurrence of a Change in Control, this Agreement shall supersede any other individual agreement between Parent and Employer and Employee, the primary purpose of which is to provide Employee the right to receive severance benefits and certain other benefits ancillary to such severance benefits in connection with the termination of Employee’s employment (the “Severance Agreement”), subject, if applicable, to the offset set forth in the immediately preceding sentence.

3. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accrued Obligations” shall mean any vested amounts or benefits owing to Employee under any of the Company’s employee benefit plans and programs in which Employee has participated, including any compensation previously deferred by Employee (together with any accrued earnings thereon) and not yet paid.
“Base Salary” shall mean Employee’s annualized base salary at the rate in effect at the relevant date or event as reflected in Employer’s regular payroll records.

“Change in Control” shall mean an event that constitutes a “change in control” as defined in Parent’s LTIP, except that, solely for purposes of determining whether Employee is eligible for benefits under this Agreement due to a termination of employment occurring after a Potential Change in Control, but prior to the occurrence of a Change in Control, an event shall only constitute a Change in Control if it both qualifies as such under Parent’s LTIP and is a change in the ownership or effective control or in the ownership of a substantial portion of the assets of the Parent for purposes of Section 409A of the Code. Any modification to the definition of “change in control” in Parent’s LTIP (including by virtue of the adoption by the Parent of a successor plan thereto setting forth a modified definition of “change in control”) adopted after the Effective Date shall apply for purposes of this Agreement, except that any modification to such definition adopted on or after, or within 180 days prior to, a Change in Control or Potential Change in Control shall not apply in determining the definition of such term under this Agreement unless such amendment is favorable to Employee.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

“Date of Termination” shall mean

(1) In the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein; and

(2) In all other cases, the actual date on which Employee’s employment terminates;

provided, however, that if Employee continues to provide or, in the 12 month period following such termination of employment, Employee is expected to provide, sufficient services that, under the Parent’s written and generally applicable policies regarding what constitutes a “separation from service” for purpose of Section 409A of the Code, Employee does not incur a separation of service for purposes of such Section 409A on the date of such termination, then the Date of Termination for purposes of this Agreement shall be the date on which such Employee incurs a separation from service under such policies.

“Disability” shall mean Employee’s physical or mental impairment or incapacity of sufficient severity such that

(1) In the opinion of a qualified physician selected by Parent with the consent of Employee or Employee’s legal representative (which consent shall not be unreasonably withheld), after taking into account all reasonable accommodations that the Company has made or could make, Employee is unable to continue to perform Employee’s duties and responsibilities as an employee of the Company; and

(2) Employee’s condition entitles Employee to long-term disability benefits under any employee benefit plan maintained by the Company or any of its affiliates that are at least comparable to those made available to Employee by the Company prior to the Change in Control.

For purposes of subparagraph (1) of this definition, Employee agrees to provide such access to Employee’s medical records and to submit to such physical examinations and medical tests as, in the opinion of the physician selected by Parent, is reasonably necessary to make the determination required as to Employee’s ability to perform Employee’s duties and responsibilities.

“Earned Salary” shall mean the Base Salary earned by Employee, but unpaid, through the Date of Termination.

“ExxonMobil Merger” shall mean the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of October 10, 2023 by and among Parent, Exxon Mobil Corporation and SPQR, LLC.

“Normal Retirement Date” shall mean the date on which (x) Employee attains a minimum retirement age of 55, (y) Employee has completed a minimum of five Years of Service as of the date of Employee’s termination of employment, and (z) Employee’s Years of Service, plus Employee’s age equals 65 or more.

“Notice of Termination” shall mean a written notice given, in the case of a Termination for Cause, within 45 days of Parent’s or Employer’s having actual knowledge of the events giving rise to such termination, and in the case of a Termination for Good Reason, within 90 days of the later to occur of (x) the Change in Control Date or (y) Employee’s having actual knowledge of the events giving rise to such termination. Any such Notice of Termination shall

(1) Indicate the specific termination provision in this Agreement relied upon;

(2) Set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated; and

(3) If the Date of Termination is other than the date of receipt of such notice, specify the Date of Termination (which date shall be not more than 30 days after the giving of such notice).

The failure by Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Termination for Good Reason shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing Employee’s rights hereunder.

“Parent’s LTIP” shall mean the Parent’s Amended and Restated 2006 Long Term Incentive Plan, as the same may be amended, modified, supplemented, or restated from time to time, or any successor plan thereto.
“Potential Change in Control” shall mean the occurrence of any of the following events:

(1) Any person or group shall have announced publicly an intention to effect a Change in Control, or commenced any action (such as the commencement of a tender offer for Parent’s common stock or the solicitation of proxies for the election of any of Parent’s directors) that, if successful, could reasonably be expected to result in the occurrence of a Change in Control;

(2) Parent enters into an agreement the consummation of which would constitute a Change in Control; or

(3) Any other event occurs which the Board declares to be a Potential Change in Control.

“Separation Payment” shall mean any lump sum cash payment in excess of Earned Salary and Accrued Obligations payable to Employee under this Agreement.

“Target Bonus” shall mean the greater of:

(1) the average of the target bonuses made available to Employee under any Company annual bonus program (which, if not stated as the target for a full year of service, shall be annualized) for the year in which the Change in Control Date occurs and for each of the last two years ended prior to the year in which the Change in Control Date occurs (or, if less, the number of years immediately prior to the year in which the Change in Control Date occurs during which Employee was employed by the Company);

(2) the target bonus made available to Employee under any Company annual bonus program (which, if not stated as the target for a full year of service, shall be annualized) for the year in which the Change in Control Date occurs; and

(3) Employee’s highest target bonus made available to Employee under the annual bonus program in which Employee participated for services rendered or to be rendered by Employee in any calendar year after the calendar year in which the Change in Control Date occurs;

in either case as reflected in Employer’s records.

“Termination for Cause” shall mean a termination by the Company of Employee’s employment with the Company due to the occurrence of any of the following

(1) Employee’s continued failure (i) to substantially perform Employee’s duties and responsibilities (other than any such failure resulting from Employee’s physical or mental impairment or incapacity) or (ii) to comply with any material written policy of the Company generally applicable to all officers of the Company and, if applicable, the successor in interest to Parent or, if such successor is a subsidiary of any other entity, the direct or indirect ultimate parent of such successor (such successor or such ultimate parent entity, the “Parent Successor”) which specifically provides that Employee may be dismissed (or Employee’s employment terminated) as a consequence of any such failure to comply, in either case more than 10 business days after written demand for substantial performance or compliance with the policy is delivered by Parent or the Parent Successor specifically identifying the manner in which Parent or the Parent Successor believes Employee has not substantially performed Employee’s duties and responsibilities or not complied with the written policy;

(2) Employee’s engaging in an act or acts of gross misconduct which result in, or are intended to result in, material damage to the Company’s business or reputation;

(3) Employee’s failure, following a written request from Parent, reasonably to cooperate (including, without limitation, the refusal by Employee to be interviewed or deposed, or to give testimony) in connection with any investigation or proceeding, whether internal or external (including, without limitation, by any governmental or quasi-governmental agency), into the business practices or operations of the Company; or

(4) Employee’s conviction of (or plea of guilty or nolo contendere to a charge of) any felony or any crime or misdemeanor, in either case, involving moral turpitude or financial misconduct which results in significant monetary damage to the Company.

For purposes of subparagraph (2) of this definition, an act, or failure to act, on Employee’s part shall only be considered “misconduct” if done, or omitted, by Employee not in good faith and without reasonable belief that such act, or failure to act, was in the best interest of the Company.

“Termination for Good Reason” shall mean a termination by Employee of Employee’s employment with the Company due to the occurrence of any of the following, without the express written consent of Employee, after the occurrence of a Potential Change in Control or a Change in Control:

(1) (i) The assignment to Employee of any duties inconsistent in any material adverse respect with Employee’s position, authority or responsibilities as in effect immediately prior to a Potential Change in Control or a Change in Control, or (ii) any other material adverse change in such position, including (A) titles, authority, responsibilities, status, powers or functions, (B) the position to which Employee reports or the principal departmental functions that report to Employee, or (C) the budget over which Employee retains authority, which, in the case of any officer of Parent, shall be deemed to have occurred unless, following the Change in Control Date, Employee holds such position or positions with the Parent Successor that are substantially comparable to the position or positions held by Employee with Parent immediately prior to the Change in Control Date (or, if higher, immediately prior to the occurrence of a Potential Change in Control); provided that there shall be excluded for the purpose of this subparagraph (1) any isolated, insubstantial and inadvertent action remedied promptly after receipt of notice thereof given by Employee;

(2) Any failure by the Company or the Parent Successor, other than an insubstantial or inadvertent failure remedied within 30 days after receipt of notice thereof given by Employee, to provide Employee with an annual Base Salary which is at least equal to the Base Salary payable to Employee immediately prior to the Change in Control Date (or, if higher, immediately prior to the occurrence of a Potential Change in Control) or, if more favorable to Employee, at the rate made available to Employee at any time thereafter (the “Protected Base Salary”);

(3) Any failure by the Company or the Parent Successor, other than an insubstantial or inadvertent failure remedied within 30 days after receipt of notice thereof given by Employee, to provide Employee with a reasonably achievable opportunity (determined in a manner consistent with the Company’s practices prior to the Change in Control) to receive an annual bonus ranging from 100%, at targeted levels of performance, to 200%, at superior levels of performance, of Employee’s Target Bonus;

(4) Any failure by the Company or the Parent Successor, other than an insubstantial or inadvertent failure remedied within 30 days after receipt of notice thereof given by Employee, to provide Employee with annual awards of long-term incentive compensation that have a value (using the same valuation methodologies used for valuing long-term incentive compensation awards of a similar type made to senior officers of Parent and, if applicable, the Parent Successor) at least equal to the average dollar value assigned thereto by the Company at the date of grant of the last three annual long-term incentive compensation awards (including, without limitation, equity and equity-based awards) granted to Employee in respect of Employee’s employment with the Company immediately preceding such failure (or if Employee has received less than three such annual grants, the average of the value of the number of grants received by Employee prior to the Change in Control Date);

(5) Any failure by the Company or the Parent Successor, other than an insubstantial or inadvertent failure remedied within 30 days after receipt of notice thereof given by Employee, to permit Employee (and, to the extent applicable, Employee’s dependents) to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs at a level that is at least as favorable to Employee, in the aggregate, as the benefits provided under the plans of the Company and its affiliated companies prior to the Change in Control Date (or, if more favorable to Employee, at the level made available to Employee or other similarly situated officers at any time thereafter); or

(6) The Company or Parent Successor requires (or notifies Employee in writing that it will require) Employee to be based at any office or location more than 50 miles from that location at which Employee principally performed services for the Company immediately prior to the Change in Control Date, except for travel reasonably required in the performance of Employee’s responsibilities to an extent substantially consistent with Employee’s business travel obligations immediately prior to the Change in Control;

(7) If, not later than the Change in Control Date, any Parent Successor shall have failed to agree in writing to assume and perform this Agreement as required by paragraph 7(h) hereof.

For purposes of this definition, any determination made by Employee that an event or events give rise to a right to Termination for Good Reason shall be presumed to be valid unless such determination, pursuant to paragraph 7(b), is deemed by an arbitrator to be unreasonable and not to have been made in good faith by Employee.

“Years of Service” shall mean the total number of years that Employee has been employed by the Company or its subsidiaries as determined with the Company’s policies as administered from time to time.

4. Termination of Employment
.
(a) Right to Terminate. Nothing in this Agreement shall be construed in any way to limit the right of the Company to terminate Employee’s employment, with or without cause, or for Employee to terminate Employee’s employment with the Company; provided, however, that the Company and Employee must nonetheless comply with any duty or obligation such party has at law or under any agreement (including paragraph 6 of this Agreement) between the parties.

(b) Termination due to Death or Disability. Employee’s employment with the Company shall be terminated upon Employee’s death. By written notice to the other party, either the Company or Employee may terminate Employee’s employment due to Disability.

5. Amounts Payable Upon Termination of Employment. The following provisions shall apply to any termination of Employee’s employment with the Company or the Parent Successor occurring (or which, pursuant to paragraph 2, is deemed to occur) at the time of, or at any time within two years following, a Change in Control (or for the avoidance of doubt, during any extended term of this Agreement pursuant to paragraph 1 if the Change in Control is triggered as a result of the ExxonMobil Merger and Parent Successor does not provide Employee notice of Employee’s future position and city of job location on or prior to the 18-month anniversary of the Change in Control):
(a) Death or Disability. In the event that Employee’s employment terminates due to Employee’s death or Disability (regardless of whether such Disability termination is initiated by Employee or the Company or the Parent Successor), Parent or Employer, or the Parent Successor, shall pay Employee (or, if applicable, Employee’s beneficiaries or legal representative(s)):

(1) The Earned Salary, as soon as practicable (but not more than 10 days) following the Date of Termination and in any event in accordance with applicable law;

(2) The Accrued Obligations, in accordance with applicable law and the provisions of any applicable plan, program, policy or practice;

(3) A Separation Payment in an amount equal to Employee’s Base Salary, which shall be paid on or within 10 days following the Date of Termination, provided that, if, at the Date of Termination, Employee is a “specified employee” within the meaning of Section 409A of the Code, as determined in accordance with the procedures specified or established by the Parent or the Parent Successor in accordance with such Section 409A and the regulations thereunder (a “Specified Employee”), and the Separation Payment is payable due to Disability, the Separation Payment shall be made six months and one day after Employee’s Date of Termination. In the event that the Separation Payment is made six months and one day after the Date of Termination, it shall be paid with interest from the Date of Termination at a rate equal to Employer’s cost of borrowing under its principal credit facility as in effect at the Date of Termination, as determined by the Chief Financial Officer of the Parent or the Parent Successor; and

(4) To the extent not yet paid, payment of any earned but unpaid bonus or cash incentive compensation for any performance period completed prior to the Date of Termination, payable at the time such bonus or cash incentive compensation is paid to other employees of the Company or the Parent Successor, as applicable.

(b) Cause and Voluntary Termination. If Employee’s employment is terminated by the Company or the Parent Successor in a Termination for Cause or voluntarily by Employee (which is not a Termination for Good Reason), Parent or Employer or the Parent Successor, as applicable, shall pay Employee:

(1) The Earned Salary as soon as practicable (but not more than 10 days) following the Date of Termination and in any event in accordance with applicable law; and

(2) The Accrued Obligations in accordance with applicable law and the provisions of any applicable plan, program, policy or practice.

(c)Termination After Normal Retirement. If Employee’s employment terminates after Employee’s Normal Retirement Date due to Employee’s voluntary retirement, Parent or Employer or the Parent Successor, as applicable, shall pay Employee:

(1) The Earned Salary as soon as practicable (but not more than 10 days) following the Date of Termination and in any event in accordance with applicable law;

(2) The Accrued Obligations in accordance with applicable law and the provisions of any applicable plan, program, policy or practice; and

(3) a Separation Payment in an amount equal to Employee’s Base Salary, which shall be paid 10 days following the Date of Termination, provided that, if, at the Date of Termination, Employee is a Specified Employee, the Separation Payment shall be made six months and one day after the Date of Termination. In the event that the Separation Payment is made six months and one day after the Date of Termination, an amount equal to such Separation Payment shall be contributed by Parent or Employer within five business days following the Date of Termination to a grantor trust in the United States subject to the claims of the grantor’s creditors (a “Grantor Trust”), with such amount to be invested through the trust in U.S. Treasury securities or money market investments, with the principal investment purpose being to preserve principal (“Fixed Income Securities”). When payment of any such deferred portion of the Separation Payment is made in accordance with the second preceding sentence, it shall be increased by an amount equal to the earnings on the amounts contributed to such Grantor Trust in respect of such deferred Separation Payment.

(d) Termination for Good Reason or Without Cause. If Employee terminates Employee’s employment in a Termination for Good Reason or the Company terminates Employee’s employment for any reason other than a Termination for Cause (and not as a result of Employee’s death or Disability),

Parent or Employer or the Parent Successor, as applicable, shall pay or shall provide to Employee the following benefits and compensation:

(1) The Earned Salary, as soon as practicable (but not more than 10 days) following the Date of Termination;

(2) The Accrued Obligations in accordance with applicable law and the provisions of any applicable plan, program, policy or practice;

(3) Continued coverage for Employee and Employee’s eligible dependents under the Company’s group medical plans or, to the extent such continued coverage cannot be provided under such plans without adverse consequences for the Company or Employee due to non-discrimination requirements, then under an individual or group insurance policy that is substantially similar in all material respects to the coverage made available under such group health plans, for each of the following two periods (i) from the Date of Termination until and including the 36-month anniversary of such termination, with such coverage provided at no cost to Employee; and (ii) from the day after the 36-month anniversary of the Date of Termination and continuing until the earlier of (x) the lifetime of Employee (and, if Employee’s spouse shall survive Employee, Employee’s spouse) or (y) until the date Employee (and, in respect of any coverage available to Employee’s spouse, until such spouse) is eligible for full medical benefits under the provisions of Medicare, with such coverage provided at the same costs that apply to similarly situated active employees; it being understood that standard coordination of benefits provisions apply so that any coverage made available to Employee hereunder shall be secondary to any such coverage made available to Employee by a subsequent employer or other entity providing such coverage in respect of Employee’s services and that Employee must accept that available coverage (it being understood that the Company’s coverage shall remain available in accordance with this paragraph 5(d)(3) at such time as the coverage provided by such subsequent employer or other entity shall terminate);

(4) If Employee shall have relocated Employee’s principal residence to enter into the Company’s employ, or otherwise relocated such residence at the request of the Company, within 1 year of the Change in Control Date, and if Employee elects to relocate to Employee’s original location following the Date of Termination, relocation benefits under the same relocation policy as applied to Employee’s initial relocation; provided that the benefits provided hereunder shall (i) be paid to Employee not later than the end of the calendar year following the year in which such the corresponding reimbursable relocation expenses are incurred and (ii) not be duplicative of any relocation benefits to which Employee is entitled in connection with the plan, policy, program or practice of any subsequent employer;

(5) To the extent that any award granted to Employee under Parent’s LTIP and outstanding on the Change in Control Date shall not have previously become fully vested and, as applicable, exercisable, payable, distributable and free of any transfer restrictions, such award shall be and become fully vested and, as applicable, exercisable, payable or distributable to, and transferable by, Employee on the Date of Termination, without any further action by the Company or any other person(s); provided, however, that (i) in the case of any award that vests upon the attainment of specified performance conditions and the agreement or plan pertaining to such award does not expressly provide for the treatment of such award upon or following a Change in Control, the extent to which such award becomes vested will be contingent (to the extent specified in the applicable award agreement) upon the achievement of such criteria, as measured at the time of the Change in Control and (ii) if the award is deferred compensation subject to Section 409A that does not qualify for an otherwise available exemption from such Section 409A, payment thereof shall be made to Employee at the same time as the Separation Payment referenced in subparagraph 5(d)(6) and, if such payment is delayed for six months and one day following the Date of Termination, Parent, Employer or the Parent Successor shall be required to contribute the amount payable in respect of such award to the granter trust referenced in the paragraph following such subparagraph 5(d)(6) at the same time, and subject to the same conditions, as apply with respect to such Separation Payment;

(6) A Separation Payment in an amount equal to the sum of

(i) 2.99 times the sum of (A) the Protected Base Salary and (B) the greater of (x) Employee’s Target Bonus or (y) the average of the annual bonuses paid to Employee (which, if not stated as being for a full year of service, shall be annualized) with regard to services for the three years immediately preceding the Date of Termination (or, if less, the number of years immediately prior to the year in which the Date of Termination occurs during which Employee was employed by the Company);

(ii) the product of (A) the amount of the Target Bonus and (B) a fraction, the numerator of which is the number of days in the then current calendar year which have elapsed as of the Date of Termination, and the denominator of which is 365;

(iii) if Employee’s employment was terminated prior to the Change in Control Date, but Employee is deemed to have continued in the Company’s employment for purposes of this Agreement until the Change in Control Date pursuant to paragraph 2 hereof, an amount equal to the value (as determined based on the fair market value of the Parent’s common stock on the Change in Control Date, but debiting therefrom any amount

Employee would be required to pay to receive the benefit of such award) of any equity awards (including, without limitation, stock options, restricted stock units and restricted stock) granted to Employee under Parent’s LTIP that were outstanding but unvested (after taking into account any accelerated vesting thereof in connection with such termination of employment) on the Date of Termination; and

(iv) if the termination of employment is by the Company and if the Date of Termination is less than 30 days after the date Notice of Termination is given, an amount equal to one-twelfth (1/12) of the Protected Base Salary.

Payment of the Separation Payment shall be made within 10 business days after the Date of Termination, provided that, if, at the Date of Termination, Employee is a Specified Employee, the portion of the Separation Payment described in subclauses (i), (ii), (iii) and (iv) above that is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be made six months and one day after the Date of Termination. Any such deferred portion of the Separation Payment payable to Employee shall be contributed by Parent, Employer or the Parent Successor within five business days following the Date of Termination to a Grantor Trust, with such amount to be invested through the trust in Fixed Income Securities. When payment of any such deferred portion of the Separation Payment is made in accordance with the second preceding sentence, it shall be increased by an amount equal to the earnings on the amounts contributed to such Grantor Trust in respect of such deferred Separation Payment. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible;

(7) A lump sum cash payment, on the same date that payment of Employee’s Separation Payment is made pursuant to paragraph 5(d)(6) above (and subject to the same requirements regarding potential contributions to a Grantor Trust), equal to (i) 2.99, multiplied by (ii) the maximum annual contribution that the Company would have been required to make on behalf of Employee to the Company’s retirement and/or deferred compensation plans in which Employee participates as of immediately prior to the Change in Control Date, determined based on the rate of contributions actually made by Employee under such plans in the last complete calendar year immediately preceding the Change in Control

Date applied to Employee’s compensation as of immediately prior to the Change in Control Date;

(8) To the extent not yet paid, payment of any earned but unpaid bonus or cash incentive compensation for any performance period completed prior to the Date of Termination, payable at the time such bonus or cash incentive compensation is paid to other employees of the Company;

(9) A lump sum cash payment, on the same date that payment of Employee’s Separation Payment is made pursuant to Section 5(d)(6) above, of $30,000 in lieu of financial and tax counseling and planning assistance benefits for two years following the Date of Termination; and

(10) Upon Employee’s request, outplacement services through an agency selected by the Company, provided that the cost to the Company of such benefits shall not exceed $75,000 and such services must be fully provided by no later than 12 months following the Date of Termination.
(e) Limit on Payments by Parent and Employer.

(1) Application of this Paragraph 5(e). In the event that

(i) Any amount or benefit paid or distributed to Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Employee by the Company or any affiliated company in connection with the Change in Control that are treated as parachute payments under Section 280G of the Code and such payments (collectively, the “Covered Payments”) would be or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, and

(ii) Employee would receive a greater net-after tax benefit by limiting the Covered Payments, so that the portion thereof that are parachute payments do not exceed the maximum amount of such parachute payments that could be paid to Employee without Employee’s being subject to any Excise Tax (the “Safe Harbor Amount”), then the amounts payable to Employee under this paragraph 5 shall be reduced (but not below zero) so that the aggregate amount of parachute payments that Employee receives does not exceed the Safe Harbor Amount. In the event that Employee receives reduced payments and benefits hereunder, such payments and benefits shall be reduced in connection with the application of the Safe Harbor Amount in the following manner: first, any portion of Employee’s Separation Payment payable other than on account of Employee’s having attained Normal Retirement

Date shall be reduced, followed by, to the extent necessary and in order, any relocation reimbursement payable, the continuation of welfare benefits, any awards under the LTIP in which Employee becomes vested under this Agreement and finally, the Accrued Obligations.

(2) Assumptions for Calculation. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax,

(i) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of a public accounting firm or other professional services firm appointed by Parent prior to the Change in Control Date or tax counsel selected by such accounting firm (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute ”parachute payments“ or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the ”base amount,“ or such ”parachute payments” are otherwise not subject to such Excise Tax, and

(ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(3) 280G Proceeding. In the event that any determination by the Accountants or otherwise regarding the treatment of Covered Payments as “parachute payments” within the meaning of Section 280G of the Code is subject to any audit, examination or any other proceeding (a “Proceeding”) by the Internal Revenue Service or other governmental agency, the Company or Parent Successor may assume the defense of such Proceeding at the expense of the Company or Parent Successor.

(4) Adjustments in Respect of the Safe Harbor Amount. If Employee receives reduced payments and benefits under this paragraph 5(e) (or this paragraph 5(e) is determined not to be applicable to Employee because the Accountants conclude that Employee is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Employee and the Company in applying the terms of this Agreement, the aggregate “parachute payments” within the meaning of Section 280G of the Code paid to Employee or for Employee’s benefit exceed the Safe Harbor Amount and the provisions of this paragraph 5(e) would otherwise have applied, then the amount of such parachute payment in excess of such Safe Harbor Amount shall be deemed for all purposes to be a loan to Employee made on the date of receipt of such excess payments, which Employee shall have an obligation to repay to the Company within 30 days of the receipt of demand therefor, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Employee.

6. Nonpublic Information.

(a) Acknowledgement of Access. Employee hereby acknowledges that, in connection with Employee’s employment with the Company, Employee has received, and will continue to receive, various information regarding the Company and its business, operations and affairs (“Nonpublic Information”). Nonpublic Information shall not include information that (A) is already properly in the public domain or enters the public domain with the express consent of the Company, (B) is intentionally made available by the Company to third parties without any expectation of confidentiality or (C) is in the possession of or known to Employee prior to its receipt from the Company.

(b) Agreement to Keep Confidential. Employee hereby agrees that, from and after the Effective Date and continuing until 3 years following Employee’s Date of Termination, Employee will keep all Nonpublic Information confidential and will not, without the prior written consent of the Board, Chief Executive Officer or the President of Parent, disclose any Nonpublic Information in any manner whatsoever or use any Nonpublic Information other than in connection with the performance of Employee’s services to the Company; provided, however, that the provisions of this paragraph shall not prevent Employee from

(1) Disclosing any Nonpublic Information to any other employee of the Company or to any representative or agent of the Company (such as an independent accountant, engineer, attorney or financial advisor) when such disclosure is reasonably necessary or appropriate (in Employee’s judgment) in connection with the performance by Employee of Employee’s duties and responsibilities;

(2) Disclosing any Nonpublic Information as required by applicable law, rule, regulation or legal process (but only after compliance with the provisions of paragraph (c) of this paragraph); or

(3) Disclosing any information about this Agreement and Employee’s other compensation arrangements to Employee’s spouse, financial advisors, accountants or attorneys, or to enforce any of Employee’s rights under this Agreement.

(c) Commitment to Seek Protective Order. If Employee is requested pursuant to, or required by, applicable law, rule, regulation or legal process to disclose any Nonpublic Information, to the extent legally permissible, Employee will notify Parent promptly so that the Company may seek a protective order or other appropriate remedy or, in Parent’s sole discretion, waive compliance with the terms of this paragraph, and to the extent legally permissible, Employee will fully cooperate, at the Company’s sole expense, in any attempt by the Company to obtain any such protective order or other remedy. If no such protective order or other remedy is obtained, or Parent waives compliance with the terms of this paragraph, Employee will furnish or disclose only that portion of the Nonpublic Information as is legally required and, at the Company’s sole expense, will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Nonpublic Information that is so disclosed.

(d) Protective Provisions. Nothing in paragraph 6 or any other provision of this Agreement shall prevent or restrict in any way (1) Employee from exercising any rights that cannot be lawfully waived or restricted, (2) Employee from testifying at a hearing, deposition, or in court in response to a lawful subpoena or (3) Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the United States Department of Justice, Congress, any agency Inspector General or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, nothing in paragraph 6 or any other provision of this Agreement shall prevent or restrict in any way (i) Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (ii) the right of Employee to receive an award from a Government Agency for information provided to any Government Agencies.

7. Miscellaneous Provisions.

(a) No Mitigation, No Offset. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination. Except as provided in subparagraph 5(d)(3), Parent’s or Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others whether by reason of the subsequent employment of Employee or otherwise.

(b) Arbitration. Except to the extent provided in paragraph 7(d), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Dallas, Texas and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Parent and Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

(c) Interest. Until paid, all past due amounts required to be paid to Employee under any provision of this Agreement shall bear interest at the per annum rate equal to the higher of (1) 12% or (2) the prime rate announced from time to time by the Company’s primary bank lender, plus 3%, in either case subject to the maximum rate allowed by law.

(d) Equitable Relief Available. Employee acknowledges that remedies at law may be inadequate to protect the Company against any actual or threatened breach of the provisions of paragraph 6 by Employee. Accordingly, without prejudice to any other rights or remedies otherwise available to the Company, Employee agrees that the Company shall have the right to equitable and injunctive relief to prevent any breach of the provisions of paragraph 6 (without the requirement to post any bond), as well as to such damages or other relief as may be available to the Company by reason of any such breach as does occur.

(e) Not A Contract of Employment. Employee acknowledges that this Agreement is not an “employment agreement” or ”employment contract’’ (written or otherwise), as either term is used or defined in, or contemplated by or under

(1) Parent’s LTIP;

(2) Any other plan or agreement to which the Company is a party; or
(3) Applicable statutory, common or case law.

(f) Breach Not a Defense. The representations and covenants on the part of Employee contained in paragraph 6 shall be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or any officer, director, stockholder or representative of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants on the part of Employee contained in paragraph 6.

(g) Notices. Any Notice of Termination or other communication called for by the terms of this Agreement shall be in writing and either delivered personally or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received at the following addresses (or at such other address for a party as shall be specified by like notice):

(1) If to Parent, Employer or the Company, 777 Hidden Ridge, Irving, Texas 75038, Attention: General Counsel.

(2) If to Employee, the then most recent address of Employee set forth in the Employer’s personnel records.

(h) Assumption by Parent Successor. Parent shall require any Parent Successor (regardless of whether the Parent Successor is the direct or indirect successor to all or substantially all of the business or assets of Parent and regardless of whether it became the Parent Successor by purchase of securities, merger, consolidation, sale of assets or otherwise), to expressly assume and agree to perform, and to cause its direct and indirect subsidiaries to perform, the obligations to be performed by the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(i) Assignment. Employer may assign its duties and obligations hereunder to any other direct or indirect majority-owned subsidiary of Parent, but shall remain secondarily liable for the performance of this Agreement by Parent and/or any such assignee. Except pursuant to either the immediately preceding sentence or an assumption by a Parent Successor, the rights and obligations of Parent and Employer pursuant to this Agreement may not be assigned, in whole or in part, by Parent or Employer to any other person or entity without the express written consent of Employee. Except in the case of Employee’s death or Disability, the rights and obligations of Employee pursuant to this Agreement may not be assigned, in whole or in part, by Employee to any other person or entity without the express written consent of the Board.

(j) Successors. This Agreement shall be binding on, and shall inure to the benefit of, Parent, Employer, the Company, Employee and their respective successors, permitted assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.

(k) Amendments and Waivers. No provision of this Agreement may be amended or otherwise modified, and no right of any party to this Agreement may be waived, unless such amendment, modification or waiver is agreed to in a written instrument signed by Employee, Parent and Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(l) Complete Agreement. This Agreement replaces and supersedes all prior agreements, if any, among the parties with respect to the payments to be made to Employee upon termination of employment following a Change in Control, including, but not limited to, the Change in Control Agreement between Parent, Employer and Employee, as in effect immediately prior to the date hereof, and the provisions of this Agreement constitute the complete understanding and agreement among the parties with respect to the subject matter hereof. Nothing in this paragraph 7(I) is intended to, or shall be construed to, (1) supersede the Severance Agreement at any time prior to the time expressly provided in paragraph 2 hereof or (2) limit Employee’s rights upon the occurrence of a Change in Control under Parent’s LTIP or any other Company plan, policy, program or practice (other than any plan, policy, program or practice primarily providing severance or other termination benefits) generally applicable to similarly situated employees.

(m) Governing Law. THIS AGREEMENT IS BEING MADE AND EXECUTED IN, AND IS INTENDED TO BE PERFORMED IN, THE STATE OF TEXAS AND SHALL BE GOVERNED, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OF OTHER THAN THOSE OF THE STATE OF TEXAS.

(n) Attorney Fees. All legal fees and other costs incurred by Employee in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be reimbursed by Parent and Employer to Employee, on a quarterly basis, upon presentation of proof of such expenses, but in no event later than the end of the calendar year following the calendar year in which such legal fees and expenses are incurred; provided, however, that if Employee asserts any claim in any contest and Employee shall not prevail, in whole or in part, as to at least one material issue as to the validity, enforceability or interpretation of any provision of this Agreement, Employee shall reimburse Parent and Employer for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually. The Company shall be responsible for, and shall pay, all legal fees and other costs incurred by the Company in connection with the resolution of any dispute or controversy under or in connection with this Agreement, regardless of whether such dispute or controversy is resolved in favor of the Company or Employee.

(o) Counterparts. This Agreement may be executed in several counterparts (including by .pdf, e-mail or other electronic transmission), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

(p) Construction. The captions of the paragraphs, subparagraphs and sections of this Agreement have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement. Unless otherwise specified, references in this Agreement to a “paragraph,” “subparagraph,” “section,” “subsection,” or “schedule” shall be considered to be references to the appropriate paragraph, subparagraph, section, subsection, or schedule, respectively, of this Agreement. As used in this Agreement, the term “including” shall mean “including, but not limited to.”

(q) Validity and Severability. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, (1) such term or provision shall be fully severable, (2) this Agreement shall be construed and enforced as if such term or provision had never comprised a part of this Agreement and (3) the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable term or provision, there shall be added automatically as a part of this Agreement, a term or provision as similar to such illegal, invalid or unenforceable term or provision as may be possible and be legal, valid and enforceable.

(r) Survival. Notwithstanding anything else in this Agreement to the contrary (including, without limitation, the termination of this Agreement in accordance with paragraph 1), paragraphs 6 and 7, and, to the extent that any of Parent’s and Employer’s obligations thereunder have not theretofore been satisfied, paragraph 5 of this Agreement shall survive the termination hereof.

(s) Joint and Several Liability. Parent and Employer (or any assignee of Employer pursuant to paragraph 7(i)) shall each be jointly and severally liable to Employee hereunder with regard to any obligation imposed by the terms hereof on Parent or Employer.

(SIGNATURE PAGE ATTACHED)

In witness whereof, the parties have executed this Agreement effective as of the date first written above.

PIONEER NATURAL RESOURCES COMPANY
By:
Name:	Mark H. Kleinman
Title:	Executive Vice President, General Counsel and Assistant Secretary

PIONEER NATURAL RESOURCES USA, INC.
By:
Name:	Mark H. Kleinman
Title:	Executive Vice President, General Counsel and Assistant Secretary
EMPLOYEE:

Name: